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                                                                    EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                          MOTOR CARGO INDUSTRIES, INC.

                            EFFECTIVE JANUARY 1, 1996

                  The undersigned, acting as incorporator of a corporation under the Utah Revised Business Corporation Act, as amended, supplemented or superseded (the "Act"), adopts the following Articles of Incorporation for such corporation:


                                    ARTICLE I

                                      NAME

               The name of this corporation (the "Corporation") is

                          Motor Cargo Industries, Inc.


                                   ARTICLE II

                               PURPOSES AND POWERS

                  The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the Act.

                  The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the Act. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.


                                   ARTICLE III

                                AUTHORIZED SHARES

                  The Corporation is authorized to issue two classes of shares. The total number of shares the Corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares. The preferences, limitations and relative rights of the two classes of shares of the Corporation are as follows:

                                  Common Stock

                  1. Number, Designation and Par Value. The Corporation is authorized to issue One Hundred Million (100,000,000) shares designated as "Common Stock," each having no par value (the "Common Stock").


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                  2. Voting. All voting rights of the Corporation, subject to any preferences or rights that may be granted to the holders of the Preferred Stock (as defined below), shall be exercised by the holders of the Common Stock.

                  3. Net Assets. The holders of the Common Stock, subject to any preferences or rights that may be granted to the holders of the Preferred Stock, shall be entitled to receive the net assets of the Corporation upon the dissolution of the Corporation.

                  4. Payment. All shares of the Common Stock shall be fully paid and nonassessable.


                                 Preferred Stock

                  1. Number, Designation and Par Value. The Corporation is authorized to issue Twenty-Five Million (25,000,000) shares designated as "Preferred Stock," each having no par value (the "Preferred Stock").

                  2. Additional Terms. The Board of Directors of the Corporation, without shareholder action, may amend these Articles of Incorporation to establish additional terms of the Preferred Stock (or any series of the Preferred Stock) pursuant to and in accordance with Section 602 of the Act.


                                   ARTICLE IV

                           REGISTERED OFFICE AND AGENT

                  The address of the initial registered office of the Corporation is 845 West Center Street, North Salt Lake, Utah 84054, and the name of its initial registered agent at such address is Marvin L. Friedland.


                                    ARTICLE V

                             LIMITATION ON LIABILITY

                  1. Within the meaning of and in accordance with Section 841 of the Act:

                           (a) Personal Liability. No director of the
Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in Paragraph 1 of this Article V.

                           (b) Scope of Limitation. The limitation of liability
contemplated in Paragraph 1 of this Article V shall not extend to (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of Section 842 of the Act, or (iv) an intentional violation of criminal law.




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                           (c) Modification. Any repeal or modification of
Paragraph 1 of this Article V by
the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                           (d) Interpretation. Without limitation, Paragraph 1
of this Article V shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Act, as the same exists or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

                  2. The personal liability of officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.


                                   ARTICLE VI

                                  INCORPORATOR

                  The name and address of the incorporator is as follows:
================================================================================
                  Name                              Address
--------------------------------------------------------------------------------
           Marvin L. Friedland              845 West Center Street
                                         North Salt Lake, Utah  84045
================================================================================

                                    ARTICLE V

                                 EFFECTIVE DATE

                  These Articles of Incorporation shall be effective on January 1, 1996.

                  IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this ____ day of December, 1995.



                                          -------------------------------------
                                          Marvin L. Friedland, Incorporator




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                       ACKNOWLEDGEMENT OF REGISTERED AGENT

                  The undersigned, Marvin L. Friedland, hereby acknowledges that he has been named as registered agent of Motor Cargo Industries, Inc., a Utah corporation to be formed pursuant to the Articles of Incorporation to which this Acknowledgment is attached, and the undersigned hereby agrees to act as registered agent of the corporation.


                                         ---------------------------------------
                                         Marvin L. Friedland, Registered Agent








                                 MAILING ADDRESS

                  If, upon completion of filing of the above Articles of Incorporation, the Division elects to send a copy of the Articles of Incorporation to the Corporation by mail, the address to which the copy should be mailed is:

                                    Motor Cargo Industries, Inc.
                                    845 West Center Street
                                    North Salt Lake, Utah  84054








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